Exhibit 99.1

FOR MORE INFORMATION, CONTACT:

Jeff A. Killian

Cascade Microtech, Inc.

(503) 601-1000

Cascade Microtech Reports First Quarter 2010 Results

First Quarter Revenue of $20.0 million, up 29% Sequentially

BEAVERTON, Ore.—(MARKETWIRE)—May 4, 2010—Cascade Microtech (NASDAQ:CSCD), today reported financial results for the first quarter ended March 31, 2010.

Highlights from the first quarter:

•

Cascade successfully closed the previously announced acquisition of SUSS MicroTec Test Division on January 27, 2010. First quarter financial results include approximately 2 months of operations of the SUSS MicroTec Test Division.

•	Revenue of $20.0 million, up 29% over Q4 of 2009 and up 74% over Q1 of 2009.

•	Book to Bill ratio was well above 1.

•

Net loss of $7.4 million or $0.53 per share for Q1 of 2010, compared to a net loss of $0.5 million or $0.04 per share for Q4 of 2009. Q1 of 2010 financial results include approximately $3.8 million in acquisition and restructuring charges.

•	Cash and investment balances decreased by $11.0 million to $22.6 million due primarily to the acquisition and increase in working capital needs to support the backlog.

“During the first quarter, we completed our previously announced acquisition of the Suss MicroTec Test Division,” said Dr. F. Paul Carlson, Chairman and CEO of Cascade Microtech. “The integration of the acquisition is going extremely well and based on the strong bookings in the first quarter together with the strong pipeline, the merger of these two companies has been well received by our customers. Our focus continues to be on achieving further revenue growth and leveraging our earnings model to return to profitability in the second half of 2010.”

Backlog at Q1 of 2010 is significantly higher than backlog at Q4 2009. The increase in backlog was driven by the strong order flow during Q1 2010 and the backlog obtained from the acquisition.

As stated above, revenue for the first quarter of 2010 was $20.0 million, up 29% from $15.5 million in the fourth quarter of 2009 and up 74% from $11.5 million in the first quarter of 2009. Net loss for the first quarter of 2010 was $7.4 million and loss per share was $0.53, compared to a net loss of $0.5 million and loss per share of $0.04 for the fourth quarter of 2009 and a net loss of $2.1 million and loss per share of $0.31 for the first quarter of 2009.

The operating loss for the first quarter of 2010 includes approximately $3.8 million in acquisition-related and restructuring costs.

Financial Outlook

Based on the current backlog, anticipated bookings and the current market environment, Cascade anticipates that second quarter 2010 revenues will be in the range of $21 million to $25 million.

The company will host a conference call beginning at 5 p.m. EDT (2 p.m. PDT) on May 4, 2010, to discuss its results for the first quarter ended March 31, 2010.

A simultaneous audio cast of the conference call may be accessed online from the investor relations page of www.cascademicrotech.com. A replay will be available after 8 p.m. EDT at this same internet address. (For a telephone replay available after 8 p.m. EDT dial: 888-286-8010, international: 617-801-6888, passcode: 68235295)

Forward-Looking Statements

The statements in this release regarding the Company’s financial outlook as to revenue in the second quarter of 2010 and the comments by Dr. Carlson are “forward-looking” statements within the meaning of the Securities Litigation Reform act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based in part on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including changes in demand for the Company’s products, product mix, the timing of shipments and customer orders, constraints on supplies of components, excess or shortage of production capacity, difficulties or unexpected costs or delays in the integration of the operations, employees, products, sales channels, strategies, and technologies of the acquired business; the potential failure of the expected market opportunity to materialize; the potential inability to realize expected benefits and synergies; potential diversion of management’s attention from our existing business as well as that of the acquired business; potential adverse effects on relationships with our existing suppliers, customers or partners and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K. In addition such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

About Cascade Microtech, Inc.

Cascade Microtech, Inc. (NasdaqGM: CSCD - News) is a worldwide leader in the precise electrical measurement and test of integrated circuits (ICs) and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to, and extraction of, electrical data from wafers, integrated circuits (ICs), IC packages, circuit boards and modules, MEMS, biological structures, electro-optic devices and more. Cascade Microtech’s leading-edge semiconductor production test consumables include unique probe cards and test sockets that reduce manufacturing costs of high-speed and high-density semiconductor chips. For more information visit www.cascademicrotech.com.

###

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
Revenue	$19,959	$15,485	$11,469
Cost of sales	14,573	9,913	7,614

Gross profit	5,386	5,572	3,855

Operating expenses:
Research and development	3,466	2,466	1,993
Selling, general and administrative	9,856	6,172	5,395
Amortization of purchased intangibles	180	132	146

Total operating expenses	13,502	8,770	7,534

Loss from operations	(8,116)	(3,198)	(3,679)

Other income (expense):
Interest income, net	32	45	98
Other, net	(88)	(18)	(555)

Total other income (expense)	(56)	27	(457)

Loss before income taxes	(8,172)	(3,171)	(4,136)
Income tax expense (benefit)	(772)	(2,682)	29

Net loss	$(7,400)	$(489)	$(4,165)

Basic and diluted net loss per share	$(0.53)	$(0.04)	$(0.31)
Shares used in basic and diluted per share calculations	14,025	13,405	13,240

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$10,761	$19,471
Marketable securities	11,885	13,383
Accounts receivable, net	13,409	10,877
Inventories	22,498	16,624
Prepaid expenses and other	1,400	763
Income taxes receivable	3,114	2,589
Deferred income taxes	528	13

Total current assets	63,595	63,720

Long-term investments	—	750
Fixed assets, net	11,895	12,010
Purchased intangible assets, net	3,757	1,858
Goodwill	1,035	—
Deferred income taxes	—	220
Other assets	3,201	2,386

	$83,483	$80,944

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of capital leases	$11	$11
Accounts payable	5,479	3,765
Deferred revenue	1,348	1,071
Accrued liabilities	5,980	2,087

Total current liabilities	12,818	6,934

Capital leases, net of current portion	26	29
Deferred revenue	27	56
Deferred income taxes	726	—
Other long-term liabilities	2,856	2,540

Total liabilities	16,453	9,559

Stockholders’ equity:
Common stock	89,385	85,719
Other comprehensive (expense) income	(592)	29
Accumulated deficit	(21,763)	(14,363)

Total stockholders’ equity	67,030	71,385

	$83,483	$80,944